Ex. 4.1.11.2

PARTIAL RELEASE OF COLLATERAL AGREEMENT

THIS PARTIAL RELEASE OF COLLATERAL AGREEMENT ("Agreement") is entered into as of the 30 day of January, 2012 (the "Effective Date") by and between WELLS FARGO BANK, NATIONAL ASSOCIATION, ("Lender"), MGPI PROCESSING, INC., a Kansas corporation, formerly known as MGP Ingredients, Inc. (the "Grantor"), and MGP INGREDIENTS, Inc., a Kansas corporation, formerly known as MGPI Holdings, Inc.("Holdings").

A.           Pursuant to that certain Credit and Security Agreement dated as of July 21, 2009 between Grantor and Lender, as amended by a Consent dated as of December 31, 2009, as amended by a Consent dated as of February 2, 2010, as amended by a First Amendment to Credit and Security Agreement dated as of June 30, 2010, as amended by a Second Amendment to Credit and Security Agreement dated as of January 20, 2011, as amended by a Third Amendment to Credit Agreement dated as of October 20, 2011, and as further amended by that certain Assignment and Assumption of Note and Credit Agreement and Fourth Amendment to the Credit Agreement (the "Assignment and Assumption") dated as January 3, 2012 (as further modified, amended, renewed or restated, the "Credit Agreement"), Lender made certain loans available to Grantor (the "Loans").

B.           Pursuant to the Credit Agreement, the payment of all indebtedness under the Loans (the "Liabilities")  was secured by all of the Grantor's ownership interest in Illinois Corn Processing, LLC, a Delaware limited liability company ("ICP"), and such security interest was evidenced by an Assignment of Membership Interests (Security Agreement) dated as of November 20, 2009 (the "Interest Pledge").

C.           On or about January 3, 2012 the Grantor entered into a restructuring transaction pursuant to which (a) Holdings became the 100% owner of the stock of Grantor, (b) Holdings assumed Grantor's Loans and other obligations under the Credit Agreement and related documentation, and (c) Grantor became a subsidiary guarantor of Holdings' assumed obligations pursuant to a Continuing Guaranty (the "Guaranty") all as contemplated by the Assignment and Assumption (the events described in subparts (a), (b) and (c) are collectively herein referred to as the "Restructure").

D.           The Interest Pledge remains effective as the Grantor's ownership interest in ICP continues to secure the payment of the Liabilities.

E.           Pursuant to the Purchase Agreement, dated as of November 20, 2009 between Grantor and Illinois Corn Processing Holdings Inc. (the "Buyer"), Buyer has the option of purchasing an additional 20% of the issued and outstanding interests of ICP (the "Option Interests") from Grantor (the "Option"), resulting in the Buyer owning 70% of the interests in ICP and Grantor owning 30% of the interests in ICP immediately following the sale.

F.           Buyer has elected to exercise the Option, and the parties are executing this Agreement so that Grantor may transfer the Option Interests to Buyer free of Lender's lien.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto do hereby agree as follows:

1.           Consent.  Subject to the satisfaction of the conditions precedent set forth in Section 3 below, and notwithstanding the prohibitions provided in Section 6.18 of the Credit Agreement, Lender consents to Grantor's sale of the Option Interest pursuant to the Option.

2.           Partial Release.  Subject to the satisfaction of the conditions precedent set forth in Section 3 below, Lender hereby releases and relinquishes any and all right, title and interest of Lender in and to the Option Interests and releases its security interest in the Option Interests under the Credit Agreement, the Interest Pledge or otherwise, and acknowledges that the Interest Pledge shall no longer apply to or encumber the Option Interests from and after the date hereof.  Grantor acknowledges and agrees that the Interest Pledge remains in effect with respect to the Pledged Collateral (as such term is defined in the Interest Pledge) other than the Option Interests, and nothing in this Agreement shall effect the validity, enforceability or priority of Lender's security interest in the remaining Pledged Collateral.

3.           Condition Precedent to Consent and Release; Payment of Sale Proceeds.  The consent set forth in Section 1 above, and the release set forth in Section 2 above are subject to the condition precedent that all proceeds paid by Buyer at the closing of its purchase of the Option Interests be deposited directly in the Grantor's account with Lender identified as account number 4121928048, and applied in accordance with the Credit Agreement and Loan Documents (as defined in the Credit Agreement).

4.           Authorization and Enforcement.  Grantor represents and warrants to Lender that the execution of this Agreement, Grantor's performance hereof and the transactions contemplated hereby constitute valid and binding obligations of Grantor and is enforceable against Grantor in accordance with its terms.

5.           Entire Agreement.  This Agreement constitutes the entire agreement among the parties hereto, and there are no agreements, understandings, warranties or representations with respect to the matters set forth herein as specifically delineated herein.

6.           Multiple Counterparts.  This Agreement may be executed in several counterparts, each of which shall be an original and all of which shall constitute but one and the same instrument.

7.           Further Assurances.  The parties hereto agree that upon the reasonable request of the other party to this Agreement, each such party will execute and deliver to the requesting party such other additional instruments and documents, or perform or cause to be performed such other and further acts and things, as may be reasonably necessary to more fully consummate the transactions as set forth in this Agreement provided, however, that performance by either party under this paragraph shall not create any new liability or obligation on the performing party whatsoever.

8.           Continuation and Ratification of Credit Agreement, Interest Pledge, and Guaranty.  Except as expressly provided herein, all terms, covenants, conditions and provisions of the Credit Agreement and the Interest Pledge shall be and remain in full force and effect as written unmodified hereby.  Except as expressly provided herein, in no manner shall this Agreement impair the Credit Agreement or the Interest Pledge, the obligations, liabilities, liens or security interests represented thereby, nor shall such liens or security interests created under or in connection with the Credit Agreement and the Interest Pledge be in any manner waived or impaired or diminished except as a result of the consent and partial release expressly stated herein.  Grantor and Holdings hereby further ratify and acknowledge the continuing validity and enforceability of the Credit Agreement, the Interest Pledge, the Guaranty and other Loan Documents to which they are a party or by which they are bound.

IN WITNESS WHEREOF, the undersigned have caused this Agreement to be executed as of the Effective Date.

GRANTOR

MGPI PROCESSING, INC., a Kansas corporation,
Formerly known as MGP Ingredients, Inc.

By:/s/ Timothy W. Newkirk
Name: Timothy W. Newkirk
Title: President

HOLDINGS:

MGP INGREDIENTS, INC., a Kansas corporation, formerly known as MGPI Holding, Inc.

By: /s/ Timothy W. Newkirk
Name: Timothy W. Newkirk
Title: President & CEO

LENDER:

WELLS FARGO BANK, NATIONAL ASSOCIATION

By: /s/ Kathleen H. Gound
Name: Kathleen H. Gound
Title: AVP

THE FOLLOWING PARTIES HEREBY ACKNOWLEDGE AND CONSENT TO THIS AGREEMENT:

MIDWEST GRAIN PIPELINE, INC., a Kansas corporation		MGPI OF INDIANA, LLC, a Delaware limited liability company

By:	/s/ Timothy W. Newkirk	By:	/s/ Timothy W. Newkirk
Name:	Timothy W. Newkirk	Name:	Timothy W. Newkirk
Title:	President	Title:	President